Microsemi Appoints New Board Member

ALISO VIEJO, Calif., Aug. 9, 2012 /PRNewswire/ -- Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced the appointment of James V. Mazzo to its board of directors.

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Mazzo currently serves as senior vice president, Abbott Medical Optics. Abbott is a global leader in advanced refractive technologies for eye care professionals and patients. Headquartered in Santa Ana, Calif., AMO offers market-leading technologies and services designed to address vision disorders at all stages of life. He led the company through a 2002 spin-off from Allergan Inc., and its 2009 sale to Abbott.

Prior to leading AMO, Mazzo progressed throughout a 22-year career at Allergan, where he held a variety of senior executive-level positions. He spent approximately 12 years working outside the United States, serving as president of Allergan's Europe/Africa/Middle East region, vice president and managing director in Italy, and director of marketing in Canada.

Mazzo lends his expertise to a number of nonprofit organizations, associations and higher education institutions, including: Foundation of the American Academy of Ophthalmology; International Intraocular Implant Club; OCTANe board of directors; Chapman University board of trustees; University of San Diego board of trustees; and the University of California, Irvine Dean's board of directors' Executive Committee and Dean's Board of Business and Engineering. He also recently completed a term as chairman of AdvaMed and is a former member of the Beckman Coulter board of directors.

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CONTACT: Beth P. Quezada, Communications Specialist, +1-949-380-6100, press@microsemi.com